EXHIBIT 10.4

Description of Charter Communications
Long-Term Incentive Program

     The Long-Term Incentive Program “LTIP,” administered under the Charter Communications, Inc. 2001 Stock Incentive Plan, offers two forms of long-term, equity-based compensation – stock options and performance shares.

     Employees of Charter and its subsidiaries whose pay classifications exceed a certain level are eligible to receive options to purchase shares of Class A common stock of Charter Communications, Inc. Employees who are more senior are eligible to receive stock options and performance shares.

     Employees eligible to receive performance shares receive awards of Charter stock that are earned based on Charter’s performance against company performance targets established by management and the Compensation Committee of Charter’s Board of Directors. Performance is measured over a three-year period referred to as a performance cycle. The number of performance shares an employee earns at the end of a three-year performance cycle depends on Charter’s performance in relation to the targets.

     Financial Performance measures will be calculated over a three-year period, based on Revenue Growth and Unlevered Free Cash Flow. Revenue Growth is the annual compound growth in our audited revenues excluding franchise fees. Unlevered Free Cash Flow Growth is the annual compound growth in our Free Cash Flow excluding the effects of our debt and equity capital structure. This is calculated as Charter’s total revenues minus operating, selling, and general and administrative expenses less capital expenditures.